CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS ADOPTED PURSUANT

TO RULES PROMULGATED UNDER SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002

I.	Covered Officers/Purpose of the Code

This code of ethics (the “Code”) of Blackstone Real Estate Income Fund (“BREIF”), Blackstone Real Estate Income Fund II (“BREIF II” and together with BREIF I, the “Feeder Funds”) and Blackstone Real Estate Income Master Fund (the “Master Fund” and together with the Feeder Funds, the “Funds”) applies to the Funds’ principal executive officer and principal financial officer (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that each Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by a Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or the Covered Officer’s service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Fund. The Funds’ and their investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts may also arise from, or as a result of, the contractual relationship between a Funds and its investment adviser or a third party service provider of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the Investment Manager or a third party service provider, or for one or more of them), be involved in establishing policies and implementing decisions that will have different effects on the Investment Manager, third party service provider and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Fund and the Investment Manager or third party service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act.

III.	Disclosure and Compliance

•	Each Covered Officer of the Funds should become familiar with the disclosure requirements generally applicable to the Funds;

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each Covered Officer of the Funds should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ Trustees and auditors, and to governmental regulators and self-regulatory organizations;

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each Covered Officer of the Funds should, to the extent appropriate within the Covered Officer’s area of responsibility, consult with other officers and employees of the Funds and its investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents each Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer of the Funds must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read and understands the Code;

•	annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of the Code;

•	not retaliate against any other Covered Officer or any employee of the Funds or its affiliated persons for reports of potential violations that are made in good faith; and

•	notify the CCO of the Funds promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The CCO is authorized to consult, as appropriate, with counsel to the Funds and counsel to the Trustees of the Funds who are not “interested persons,” as defined by Section 2(a)(19) of the 1940 Act, of the Funds (the “Independent Trustees”), and is encouraged to do so. However, any approvals or waivers1 will be considered by Independent Trustees.

The Funds will follow these procedures in investigating and enforcing this Code:

•	the CCO will take all appropriate action to investigate any reported potential violations;

•	if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

•	any matter that the CCO believes is a violation will be reported to the Independent Trustees;

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if the Independent Trustees concur that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Investment Manager or the Board; or a recommendation to dismiss the Covered Officer; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Investment Manager, principal underwriter (if applicable), or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are

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For this purpose, the term “waiver” includes the approval by a Fund of a material departure from a provision of the Code or a Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to Fund management.

superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics under Rule 17j-1 under the 1940 Act of the Funds, the Investment Manager and principal underwriter are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

VII.	Confidentiality

All reports and records relating to the Funds prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Investment Manager or the Board, counsel to the Funds and counsel to the Independent Trustees.

VIII.	Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.